Exhibit 10.2

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

SECOND SIGHT MEDICAL PRODUCTS INC.,

[SUBSIDIARY]

AND

PIXIUM VISION.

___________, 2021

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is made effective as of the [___] day of [__________], 2021 by and between Second Sight Medical Products Inc., a California corporation (“Parent”), [Subsidiary], a Delaware corporation (“SpinCo”) and a wholly-owned subsidiary of Parent, and Pixium Vision a société anonyme having its registered office at 74, rue du Faubourg Saint-Antoine, 75012 Paris, France, registered with the trade and companies registry (register du commerce et des sociétés) of Paris under number 538 797 655 (“Pixium”).  Certain capitalized terms used herein are defined in Article I below.

WITNESSETH:

WHEREAS, Parent and Pixium entered into that certain Memorandum of Understanding dated as of January 5, 2021 (the “MOU”), under which the parties agreed, among other matters, to create a strategic combination of their businesses, with a view to become the market leader in the blindness space offering multiple products through a company with strong organizational synergies.

WHEREAS, in connection with the transactions contemplated by the MOU, Parent has recently formed SpinCo as a wholly-owned subsidiary that currently has no assets or liabilities.

WHEREAS, the Board of Directors of Parent has determined that it is appropriate and desirable and in the best interests of Parent and its shareholders to separate its two businesses, the Parent Business and the SpinCo Business, into Parent and SpinCo, respectively, with each to be set up as a separate company, by means of, among other things, the transfer by Parent, and the assumption by SpinCo, of certain assets and liabilities, all as set forth in this Agreement and the Ancillary Agreements (the “Separation”).

WHEREAS, in order to effect the Separation, the Board of Directors of Parent has further determined that it is appropriate, desirable and in the best interest of Parent and its shareholders to distribute by way of a stock dividend to holders of shares of Parent Common Stock as of the Record Date (as defined below), on a pro rata basis, and following the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a Form 10 filed for the purpose of registering the SpinCo Shares (as defined below) for trading pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), sixty percent (60%) of all of the issued and outstanding shares of common stock, par value $0.0001 per share, of SpinCo (collectively, the “SpinCo Shares”) as of the close of the Separation (the “Closing”), pursuant to the terms and subject to the conditions set forth in this Agreement (the “Distribution”).

WHEREAS, the contribution of assets and liabilities by Parent to SpinCo is intended to qualify as tax-free exchange governed by Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the distribution of the SpinCo shares is intended to be a taxable distribution of property governed by Sections 301 and 311(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Exhibit 10.2

ARTICLE I
CERTAIN DEFINITIONS

1.1Defined Terms.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

(b)“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of the preceding definition, “control” shall mean beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority; provided, however, that, the parties hereto agree and acknowledge that, for the purpose of clarity, (a) SpinCo shall not constitute (or be deemed to constitute) an “Affiliate” of Parent, (b) Parent shall not constitute (or be deemed to constitute) an “Affiliate” of SpinCo, for purposes of this Agreement or any of the Ancillary Agreements, and (c) Williams International Co., LLC shall not constitute (or be deemed to constitute) an “Affiliate” of either SpinCo or Parent.

(c)“Agent” has the meaning set forth in Section 3.1.

(d)“Agreement” has the meaning set forth in the Preamble.

(e)“Ancillary Agreements” means the instruments and documents described in Section 4.2, which are to be executed and delivered by or on behalf of one or more of the parties.

(f)“Assumed Liabilities” has the meaning set forth in Section 2.3.

(g)“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(b)(ii).

(h)“Business Software” means all software systems, computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (and components thereof) developed by or on behalf of Parent, as it exists as of the Closing Date, and used in connection with the Orion Visual Cortical Prosthesis System, including, without limitation, electronic design materials including ASIC design (including, without limitation, schematics, board/chip layouts, drawings, and the like), FPGA code, and the software system which controls and is otherwise used in connection with:  (i) the visual processing units embedded in wearable medical devices, (ii) the processing system which configures and controls medical devices, and (iii) the software programs used to test medical devices during manufacturing, including, without limitation, all code in all formats, descriptions, supporting material, look and feel, and user interfaces.

(i)“Closing” has the meaning set forth in the Recitals.

Exhibit 10.2

(j)“Closing Date” has the meaning set forth in Section 4.1.

(k)“Contract” means any contract, agreement, personal property lease, license, sales order, purchase order, invoice, indenture, note, bond, loan, instrument, commitment or other arrangement or agreement that is legally binding on any Person or any part of its property under applicable Law.

(l)“Contributed Assets” has the meaning set forth in Section 2.1.

(m)“Contributed Contracts” has the meaning set forth in Section 2.1(b).

(n)“Contributed Intellectual Property” has the meaning set forth in Section 2.1(a).

(o)“Contributed Permits” has the meaning set forth in Section 2.1(g).

(p)“Distribution” has the meaning set forth in the Recitals.

(q)“Distribution Date” shall mean the date on which the Distribution to the stockholders of Parent is effective.

(r)“Exchange Act” has the meaning set forth in the Recitals.

(s)“Excluded Assets” has the meaning set forth in Section 2.2.

(t)“Excluded Liabilities” has the meaning set forth in Section 2.4.

(u)“Governmental Authority” means any foreign, transnational, or United States federal, state, national, provincial, municipal or local governmental, regulatory or administrative agency or any court or arbitral body.

(v)“Intellectual Property” means worldwide industrial and intellectual property rights and all rights associated therewith, and all rights to all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and similar or equivalent rights in inventions and discoveries; all trade secrets, rights in proprietary information and know how; all industrial designs and any registrations and applications therefor; all trade names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor, and all goodwill associated therewith throughout the world; worldwide web addresses, and domain names; all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; all rights in databases and data collections, directories; all moral and economic rights of authors and inventors, however denominated; and any similar or equivalent or related rights to any of the foregoing; and all tangible embodiments of the foregoing.

(w)“IP Assignments” has the meaning set forth in Section 4.2(b)(iii).

(x)“IP License Agreement” has the meaning set forth in Section 4.2(b)(v).

Exhibit 10.2

(y)“Law” means any law, statute, ordinance, order, decree, judgment, decision, rule or regulation of any Governmental Authority, or any binding agreement with any Governmental Authority binding upon a Person or its assets.

(z)“Liability” means any direct or indirect liability, indebtedness for borrowed money, demand, action, cause of action, suit, claim, loss, damage, deficiency, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or un-liquidated, secured or unsecured, accrued, absolute, asserted or unasserted, known or unknown, contingent, due or to become due or otherwise.

(aa)“MOU” has the meaning set forth in the Recitals.

(bb)“Parent” has the meaning set forth in the Preamble.

(cc)“Parent Business” means (i) research, development, manufacture, use, or commercialization of implants that interface with the retina, including related devices, software, components and support equipment, including, without limitation, the Argus II Retinal Prosthesis System and Prima System, and any updated and/or improved versions thereof, and/or (ii) any product with the primary purpose of diagnosing, preventing, treating, and/or curing blindness due to retinal degenerative disease.

(dd)“Parent Common Stock” shall mean shares of Parent common stock no par value.

(ee)“Parent Confidential Information” has the meaning set forth in Section 6.2(b).

(ff)“Parent Parties” has the meaning set forth in Section 6.6.

(gg)“Permit” means any permit, franchise, authorization, license, accreditation, certificate, exemption, classification, registration, or other approval issued or granted by any Governmental Authority.

(hh)“Permitted Encumbrances” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate legal proceedings, (ii) encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) encumbrances for Taxes and other governmental charges that are not due and payable, are being contested in good faith by appropriate proceedings, or may thereafter be paid without penalty, (iv) imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate, and (v) any other encumbrances existing on the date of this Agreement that are set forth in Schedule 1.1(o).

(ii)“Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or other entity or group.

Exhibit 10.2

(jj)“Pre-Separation Claims-Based Insurance Claim” means any claim made against SpinCo or Parent and reported to the applicable insurer(s) on or prior to the Closing in respect of a wrongful act or omission occurring on or prior to the Closing that results in a Liability under a “claims-made-based” insurance policy of Parent in effect on or prior to the Closing or any extended reporting period thereof.

(kk)“Pre-Separation Insurance Claim” means a (i) Pre-Separation Claims-Based Insurance Claim or (ii) Action (whether made prior to, on or following the Closing) in respect of a Liability occurring on or prior to the Closing under an “occurrence-based” insurance policy of Parent in effect on or prior to the Closing.

(ll)“Privilege” has the meaning set forth in Section 6.2(a).

(mm)“Record Date” means the close of business on the date to be determined by the Parent Board of Directors as the record date for determining the shares of Parent Common Stock in respect of which SpinCo Shares will be distributed pursuant to the Distribution.

(nn)“Representatives” has the meaning set forth in Section 6.2(b).

(oo)“Required Consents” has the meaning set forth in Section 4.2(b)(iv).

(pp)“Restricted Area” has the meaning set forth in Section 6.6.

(qq)“Restricted Period” has the meaning set forth in Section 6.6.

(rr)“SEC” has the meaning set forth in the Recitals.

(ss)“Separation” has the meaning set forth in the Recitals.

(tt)“Specified Consent” has the meaning set forth in Section 6.1.

(uu)“SpinCo” has the meaning set forth in the Preamble.

(vv) “SpinCo Business” means research, development, manufacture, use, or commercialization of implants that interface with the brain, including related devices, software, components and support equipment, including, without limitation, the Orion Visual Cortical Prosthesis System, and any updated and/or improved versions thereof.

(ww)“SpinCo Confidential Information” means all non-public, confidential or proprietary information, material or documents concerning SpinCo or with respect to any Contributed Assets, Assumed Liabilities or the SpinCo Business, whether or not acquired by Parent from SpinCo after the Closing in connection with this Agreement, in each case irrespective of the form of communication, and including all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of Parent that contain or otherwise reflect such information, material or documents.

(xx)“SpinCo Documentation” means (i) the technical and other documentation related to the SpinCo Business, including without limitation trial materials and trial study reports,

Exhibit 10.2

(ii) the specifications, requirements, performance capabilities, features and functions described in the applicable specifications document related to the SpinCo Business, and (iii) other books, records, ledgers, files, documents, correspondence, lists, specifications, drawings, advertising, marketing and promotional materials, studies, business and accounting records, reports and all other materials used in connection with the operation of the SpinCo Business prior to the Closing (to the extent controlled by Parent as of the time of the Closing).

(yy)“SpinCo Shares” has the meaning set forth in the Recitals.

(zz)“Straddle Period” has the meaning set forth in Section 7.3(a).

(aaa)“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

(bbb)“Tax Return” means any report, return or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

(ccc)“Tax” or “Taxes” means any and all federal, state, local or other tax or taxes of any kind (together with any and all interest, penalties and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including any tax or taxes with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, estimated, unclaimed property or escheatment, alternative or add-on minimum, employment, unemployment, social security, unclaimed property, payroll, customs duties, transfer, license, workers’ compensation or net worth, and taxes in the nature of excise, withholding, or ad valorem, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(ddd)“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

(eee)“Transaction Matters” has the meaning set forth in Section 9.6.

(fff)“Transferred Service Provider” has the meaning set forth in Section 4.2(a).

ARTICLE II
SEPARATION

2.1Contribution of Assets to SpinCo.  Subject to the terms and conditions of this Agreement, prior to the Distribution and effective upon the Closing, Parent shall contribute, assign, transfer, convey and deliver to SpinCo, all of Parent’s right, title and/or interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including

Exhibit 10.2

goodwill), wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the SpinCo Business, free and clear of all encumbrances (other than Permitted Encumbrances) (collectively, the “Contributed Assets”), including, without limitation, the following:

(a)the Intellectual Property owned by Parent which is used by Parent (or held by Parent for use) solely and exclusively in connection with its operation of the SpinCo Business as of the time of the Closing, including, but not limited to, the patents, patent applications, copyrights, trademarks, and domain names described on Schedule 2.1(a) (the “Contributed Intellectual Property”);

(b)all rights and interests in, to and under all Contracts which are used by Parent (or held by Parent for use) in connection with its operation of the SpinCo Business as of the time of the Closing, including but not limited to the Contracts set forth on Schedule 2.1(b) (the “Contributed Contracts”);

(c)$2,200,000 in cash and all accounts receivable related to Parent’s operation of the SpinCo Business prior to the date hereof;

(d)all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, and other computer and telecommunication assets and equipment, special and general tools, test devices, and models and other tangible personal property used by Parent in connection with the SpinCo Business prior to the Closing, including but not limited to the equipment and other tangible personal property as set forth on Schedule 2.1(d);

(e)all inventories of raw materials, supplies, work-in-process and finished goods and products used by Parent in connection with the SpinCo Business prior the Closing;

(f)all interests in real property of whatever nature, including easements, whether as owner, lessor, sublessor, lessee, sublessee or otherwise;1

(g)all Permits held by Parent in connection with its operation of the SpinCo Business as of the time of the Closing, including but not limited to all (i) material regulatory filings and regulatory approvals, registrations and governmental authorizations, (ii) each NDA, (iii) each IND or equivalent, and (iv) all applications to the FDA or the comparable foreign law or bodies in effect or pending as of the Closing, all as set forth on Schedule 2.1(g), and all other information contained or referenced therein or material relating thereto (collectively, the “Contributed Permits”);

(h)all rights under or pursuant to warranties and guarantees made by subcontractors and suppliers in connection with products or services provided to Parent, which products or services are Contributed Assets and used by Parent in its operation of the SpinCo Business prior to the Closing;

(i)the prepaid security deposits and expenses with respect to the Contributed Assets set forth on Schedule 2.1(h) (if any);

Exhibit 10.2

(j)originals or copies of all SpinCo Documentation; provided, however, that Parent shall have the right to retain any such materials related to Taxes and copies of any such other materials it deems reasonably necessary for human resources, accounting, tax, legal or other business purposes (including with respect to any Excluded Asset or Excluded Liability);

(k)to the extent relating to the SpinCo Business, rights to receive and retain mail, payments of receivables and other communications (other than to the extent related to Excluded Assets or Excluded Liabilities);

(l)the software programs or systems or software licenses related to the SpinCo Business, including, without limitation, the Business Software;

(m)all books and records which relate to SpinCo, the Contributed Assets, liabilities of SpinCo or SpinCo Business;

(n)All pre-clinical and clinical data related to the SpinCo Business and which is contained in Parent’s databases or otherwise in Parent’s possession or control; and

(o)all other intangible rights (including all goodwill, claims, refunds, credits, indemnification rights, insurance rights, causes of action, rights of recovery or rights of set off or recoupment) of Parent that, prior to the Closing, were used or held by Parent in connection with its operation of the SpinCo Business or its ownership of the assets, rights and privileges described in clauses (a) through (o) above.

2.2Excluded Assets.  Notwithstanding anything to the contrary contained herein, Parent will retain all of its rights, title and interests in and to, and shall not, and shall not be deemed to, contribute, assign, transfer, convey or deliver to SpinCo or any other Person pursuant hereto, any asset or right of Parent other than the Contributed Assets, including the following assets (collectively, the “Excluded Assets”):

(a)all refunds or credits for Taxes arising out of the SpinCo Business arising prior to the Separation;

(b)any property, casualty or other insurance policy or related insurance services contract, held by Parent;

(c)any rights of Parent under this Agreement, any Ancillary Agreement or any other agreement between Parent and SpinCo; and

(d)any of the assets, properties or rights primarily relating to the Parent Business which are listed on Schedule 2.2(d).

2.3Assumption of Liabilities.  Effective upon the Closing, SpinCo shall assume and be responsible for satisfying any and all Liabilities relating to or arising out of the operation of the SpinCo Business or the Contributed Assets (either by Parent or SpinCo), except for the Excluded Liabilities (collectively, the “Assumed Liabilities”), including those Liabilities of Parent set forth on Schedule 2.3.

Exhibit 10.2

2.4Excluded Liabilities.  Except for the Assumed Liabilities described above in Section 2.3 above, SpinCo shall not assume any Liabilities of Parent, including but not limited to any Liabilities of Parent (i) that arises out of or relates to any Excluded Asset or the operation or conduct by Parent of any business or operations, other than the SpinCo Business or the operations of the SpinCo Business (ii) that arises out of or relates to this Agreement, any Ancillary Agreement or any other agreement to which Parent is a party (other than Contributed Contracts), or (iii) for or obligations related to any costs, fees, Taxes and expenses in connection with the investigation, preparation, diligence, negotiation, approval, authorization, execution and delivery of this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby, including fees of legal counsel, brokers, advisors and accountants (collectively, the “Excluded Liabilities”).

ARTICLE III
DISTRIBUTION

3.1The Distribution.

(a)Subject to Section 3.3, on or prior to the Distribution Date, in connection with the distribution of SpinCo Shares to the holders of Parent Common Stock on the Record Date, Parent will deliver stock certificates, endorsed by Parent in blank], to the distribution agent, VStock Transfer, LLC (the “Agent”), representing sixty percent (60%) of the outstanding and issued SpinCo Shares then owned by Parent. Parent shall instruct the Agent to electronically distribute on the Distribution Date the appropriate number of such SpinCo Shares to each holder or designated transferee or transferees of such holder of issued and outstanding Parent Common Stock on the Record Date in accordance with Section 3.1(b) below. Parent shall cause the Agent to deliver an account statement to each holder of SpinCo Shares reflecting such holder’s ownership thereof. All of the SpinCo Shares distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b)Each holder of issued and outstanding Parent Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution one (1) SpinCo Share for every [____] shares of Parent Common Stock, except that the Agent will not issue any fractional shares of SpinCo and will distribute cash in lieu of fractional shares.  All such shares of SpinCo Shares to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. No investment decision or action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of SpinCo Shares.

(c)SpinCo and Parent, as the case may be, will provide to the Agent any and all information required in order to complete the Distribution.

3.2Actions in Connection with the Distribution.

(a)SpinCo shall prepare and, in accordance with applicable Law, file with the SEC and cause to become effective the Form 10, including amendments, supplements, exhibits and any such other documentation which is necessary or desirable to effectuate the Separation and the

Exhibit 10.2

Distribution, and Parent and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b)In connection with the Distribution, Parent and SpinCo shall prepare and mail to the holders of Parent Common Stock such information concerning SpinCo, the SpinCo Business, operations and management, the Distribution, the Separation and such other matters as Parent shall reasonably determine and as may be required by Law.

(c)SpinCo shall also prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements.

(d)Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e)Parent and SpinCo shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date.

(f)SpinCo shall prepare and file, and shall use reasonable best efforts to have approved and made effective, an application for the original listing on the [______________] of the SpinCo Shares to be distributed in the Distribution, subject to official notice of distribution.

(g)Parent shall give the not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act and shall otherwise comply with any requirements of the Nasdaq Capital Market with regard to it effecting the Distribution.

(h)the [____________] will have approved the SpinCo Shares for listing, subject to official notice of issuance;

(i)Parent and SpinCo shall take all actions necessary to cause, immediately prior to the Distribution, the number of SpinCo Shares issued and outstanding to be increased, if necessary, to be sufficient for Distribution of sixty percent (60%) of SpinCo Shares to holders of Parent Common Stock in accordance with the terms of this Agreement.

(j)The Board of Directors of Parent and SpinCo shall have obtained an opinion from a nationally recognized appraisal, valuation and investment banking firm, in a form reasonably satisfactory to the Parties, substantially to the effect that each of Parent and SpinCo will be solvent and adequately capitalized immediately after the Distribution and Parent has sufficient surplus under the Laws of Delaware to distribute the SpinCo Shares.

(k)Prior to finalizing, filing or executing any documentation referenced in this Section 3.2, or any other filing with the SEC or otherwise responding to comments from the SEC in connection with the transactions contemplated by this Agreement, Parent and SpinCo shall provide Pixium and its counsel with a reasonable opportunity to review and comment on each such document or filing in advance, and Parent and/or SpinCo, as applicable, shall include in such filing or

Exhibit 10.2

document all comments reasonably proposed by Pixium (which are received within a reasonable time) in respect of such filings or documents.

ARTICLE IV
CLOSING; CLOSING DELIVERIES

4.1Closing Date.  The Closing shall take place on the date hereof, at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, CA 94303, or on such date or place as the parties to this Agreement may mutually agree upon.  The date on which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m. local time in San Francisco, California on the Closing Date.

4.2Closing Deliveries.

(a)Personnel Matters.  (i) Each of the current employees and each of the consultants and/or contractors of Parent listed on Schedule 4.2(a) hereto (collectively, the “Transferred Service Providers” and each, as “Transferred Service Provider”) shall have received an offer letter or contractor or consulting agreement, as applicable, with SpinCo providing for each of their continued services to SpinCo after the Closing, together with a confidential information and inventions assignment agreement and any other standard employment or service documents required by SpinCo.  (i) Parent shall have used commercially reasonable efforts to assist SpinCo in obtaining executed copies of the foregoing documents from each Transferred Service Provider; and (ii) Parent shall have terminated the employment or other service relationship of each Transferred Service Provider with Parent, with such termination to be effective no later than as of the time of the Closing.

(b)The Contribution.  In connection with the Separation, Parent shall deliver, or cause to be delivered, to SpinCo:

(i)the Contributed Assets, including, if applicable, all keys, security codes, passwords, account numbers and similar security items required to access or secure the Contributed Assets;

(ii)a duly executed counterpart of a Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”);

(iii)a duly executed Patent Assignment, Trademark Assignment, Domain Name Assignment, Copyright Assignment and Non-Registered IP Assignment Agreement in substantially the forms attached hereto as Exhibit B-1, Exhibit B-2, Exhibit B-3, Exhibit B-4 and Exhibit B-5 respectively (collectively, the “IP Assignments”);

(iv)the consents or filings required to transfer the Contributed Assets in accordance with the terms of this Agreement or otherwise consummate the transactions contemplated by this Agreement (the “Required Consents”) to be obtained or made by Parent, as set forth on Schedule 4.2(b)(iv);

(v)a duly executed IP License Agreement in substantially the form attached hereto as Exhibit C (the “IP License Agreement”); and

Exhibit 10.2

(vi)such other instruments of sale, assignment, conveyance and transfer as SpinCo reasonably requests with reasonable advance notice prior to the Closing Date to effectively convey to SpinCo good and valid title, rights and interests in and to the Contributed Assets.

(c)In connection with the Separation, SpinCo shall deliver, or cause to be delivered, to Parent:

(i)the Bill of Sale and Assignment and Assumption Agreement, duly executed by SpinCo;

(ii)the IP Assignments, duly executed by SpinCo;

(iii)the IP License Agreement; and

(iv)such other instruments of sale, assignment, conveyance and transfer as Parent reasonably requests with reasonable advance notice prior to the Closing Date in order to consummate the Separation.

ARTICLE V
DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

EACH OF PARENT AND SPINCO UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OF THE ANCILLARY AGREEMENTS, NO PARTY TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS  AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE VI
COVENANTS AND ADDITIONAL AGREEMENTS

Exhibit 10.2

6.1Consents; Shared Agreements.

(a)Notwithstanding anything to the contrary, to the extent that any Contributed Asset is not capable of being contributed pursuant to this Agreement without the consent of a third party, and such consent is not obtained prior to Closing, or if such contribution or attempted contribution would constitute a breach or a violation of the Contributed Contract or any Law (each a “Specified Consent”), nothing in this Agreement shall constitute a contribution or attempted contribution thereof.

(b)In the event that any such Specified Consent is not obtained on or prior to the Closing Date, until such Specified Consent is obtained or six (6) months after the Closing Date, whichever is earlier, Parent shall use commercially reasonable efforts to (i) provide to SpinCo the benefits of the applicable Contributed Asset, (ii) cooperate in any commercially reasonable and lawful arrangement designed to provide such benefits to SpinCo, and (iii) enforce at the request and expense of SpinCo and for the account of SpinCo, any rights of Parent arising from any such Contributed Asset (with any reasonable out-of-pocket costs or expenses associated with such arrangements to be borne by SpinCo).

(c)To the extent that SpinCo is provided the benefits of any Contributed Asset referred to in Section 5.1(b), SpinCo shall perform the obligations arising under or associated with such Contributed Asset for the benefit of Parent and, if applicable, other party or parties.

(d)Once a Specified Consent is obtained, the applicable Contributed Asset shall be deemed to have been automatically contributed to SpinCo on the terms set forth in this Agreement with respect to the other Contributed Assets contributed at the Closing, and consistent with the foregoing, the obligations pursuant to the applicable Contributed Asset shall be deemed to be Assumed Liabilities.

6.2Agreement to Exchange Information; Confidentiality.

(a)Each of Parent and SpinCo, agrees to provide, or cause to be provided, to the other party, at any time after the Closing Date, as soon as commercially reasonable after written request therefor, any information in the possession or under the control of such party which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claim, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any of the Ancillary Agreements; provided, however, that in the event that any party reasonably determines that any such provision of information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.  The provision of any information pursuant to this Section 6.2(a) shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges (a “Privilege”).  Following the Closing, neither SpinCo nor Parent will be

Exhibit 10.2

required to provide any information pursuant to this Section 6.2(a) if the provision of such information would serve as a waiver of any Privilege afforded such information.

(b)From and after the Closing, subject to Section 6.2(e) and except as contemplated by this Agreement or any of the Ancillary Agreements, Parent shall not, and shall cause its officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to Parent) or use or otherwise exploit for its own benefit or for the benefit of any third party, any SpinCo Confidential Information.  If any disclosures are made by Parent to its Representatives in connection with such Representatives providing services to Parent under this Agreement or any of the Ancillary Agreements, then the SpinCo Confidential Information so disclosed shall be used only as required to perform the services.  Parent shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the SpinCo Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  “SpinCo Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (A) is or becomes generally available to the public, other than as a result of a disclosure by Parent or any of its Representatives not otherwise permissible hereunder, or (B) Parent can demonstrate was or became available to Parent from a source other than SpinCo or its Affiliates; provided, however, that, in the case of clause (B), the source of such information was not known by Parent to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SpinCo with respect to such information.

(c)From and after the Closing, subject to Section 6.2(e) and except as contemplated by this Agreement or any of the Ancillary Agreements, SpinCo shall not, and shall cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to SpinCo), or use or otherwise exploit for its own benefit or for the benefit of any third party, any Parent Confidential Information (as defined below).  If any disclosures are made by SpinCo to its Representatives in connection with such Representatives providing services to SpinCo under this Agreement or any of the Ancillary Agreements, then the Parent Confidential Information so disclosed shall be used only as required to perform the services.  SpinCo shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Parent Confidential Information by any of its Representatives as it currently use for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  Any information, material or documents of Parent relating to the businesses currently or formerly conducted, or proposed to be conducted, by Parent furnished to or in possession of SpinCo, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of SpinCo that contain or otherwise reflect such information, material or documents is referred to herein as “Parent Confidential Information.” “Parent Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (A) is or becomes generally available to the public, other than as a result of a disclosure by SpinCo or any of

Exhibit 10.2

its Representatives not otherwise permissible hereunder, (B) SpinCo can demonstrate was or became available to SpinCo from a source other than Parent or its Affiliates, or (C) is developed independently by SpinCo without reference to the Parent Confidential Information; provided, however, that, in the case of clause (B), the source of such information was not known by SpinCo to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Parent with respect to such information.

(d)Following the receipt of a written request from SpinCo or Parent following the Closing, the party receiving such request will use commercially reasonable efforts to remove and delete, to the extent reasonably practicable, all copies of SpinCo Confidential Information or Parent Confidential Information, as reasonably identified by SpinCo or Parent, as applicable, in such written notice (for the sake of clarity, it being understood that this provision will not require SpinCo to delete SpinCo Confidential Information or Parent to delete Parent Confidential Information).

(e)If Parent or its Representatives, on the one hand, or SpinCo or its Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any SpinCo Confidential Information or Parent Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Section 6.2(a) of this Agreement), as applicable, the Person receiving such request or demand shall use all commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order.  The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other commercially reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Parent Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process of such Governmental Authority.

6.3Books and Records; Excluded Assets. Each of Parent and SpinCo agrees that it will preserve and keep the books of accounts, financial and other records held by it relating to the SpinCo Business for a period of seven (7) years from the Closing Date in accordance with its respective corporate records retention policies; provided, however, that prior to disposing of any such records in accordance with such policies (if such records would be disposed of prior to the seventh anniversary of the Closing Date), the applicable party shall provide written notice to the other party of its intent to dispose of such records and shall provide such other party the opportunity to take ownership and possession of such records (at such other party’s sole expense) to the extent they relate to such other party’s business or obligations, within 30 days after such notice is delivered.  If such other party does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, the party who possesses the records may proceed with the disposition of such records.  Each of Parent and SpinCo shall make such records and other information relating to the SpinCo Business, Transferred Service Providers and auditors available to the other as may be reasonably required by such party (i) in connection with, among other things, any audit or investigation of, insurance claims by, legal proceedings against, dispute involving or governmental investigations of Parent or SpinCo or any of their respective Affiliates, or (ii) in order to enable Parent or SpinCo to comply with their obligations under this Agreement and the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, in either

Exhibit 10.2

case under reasonable circumstances after appropriate advance notice and in a manner so as not to unreasonably interfere with the providing party’s business, and subject to the confidentiality obligations set forth in Sections 6.2.

6.4Further Assurances.

(a)In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties to this Agreement will cooperate with the other party to this Agreement and use (and will cause their respective Affiliates to use) commercially reasonable efforts, after the Closing, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)Without limiting the foregoing, after the Closing, each party hereto shall cooperate with the other party hereto, and without any further consideration, but at the expense of the requesting party after the Closing, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Required Consents or Contributed Permits), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Contributed Assets and the assignment and assumption of the Assumed Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party hereto, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the assets allocated to such party under this Agreement and the Ancillary Agreements, free and clear of any liens or other encumbrances (other than Permitted Encumbrances), if and to the extent it is practicable to do so.

(c)Without limiting the foregoing, in the event that any party receives any assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such asset) or is liable for any Liability that is otherwise allocated to the other party, such party agrees to promptly transfer, or cause to be transferred such asset or liability to the other party so entitled thereto at such other party’s expense.  Prior to any such transfer, such asset or liability, as the case may be, shall be held in accordance with the provisions of Section 6.1.

6.5Expenses.  Notwithstanding anything to the contrary herein, (i) all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby prior to or in connection with the Closing shall be paid by Parent, and (ii) all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby after the Closing shall be paid by the party hereto incurring such expenses, except as expressly provided herein.

6.6Non-Competition.

Exhibit 10.2

(a)For a period of five (5) years from and after the Closing Date (the “Restricted Period”), neither Parent, nor any of its Affiliates (together, the “Parent Parties”), will, within the Restricted Area (as defined below), render any services to, or otherwise carry on or engage in any business with, or advise, assist or lend funds to or invest funds in, any Person that carries on business with or is engaged in providing services (at any time during the Restricted Period) that are competitive with SpinCo Business; provided, however, that nothing herein shall restrict the Parent Parties with respect to the acquisition or holding of passive investments of less than 5% of the outstanding stock of any publicly traded company.  As used herein, the term “Restricted Area” means any state of the United States or any geographic area within any other country in which any of the Parent Parties carries on or engages in business as of the date hereof or at any time during the Restricted Period.  In the event of a breach of any of the covenants set forth in this Section 6.6(a), SpinCo (or its successors or assigns, as applicable) shall be entitled to an injunction against the Parent Parties restraining such breach in addition to any other remedies provided by law or equity.  In the event that any covenant in this Section 6.6(a) is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other Governmental Authority, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon the Parent Parties’ activities no greater than allowable under then applicable Law.

(b)For the Restricted Period, neither SpinCo, nor any of its Affiliates (together, the “SpinCo Parties”), will, within the SpinCo Restricted Area (as defined below), render any services to, or otherwise carry on or engage in any business with, or advise, assist or lend funds to or invest funds in, any Person that carries on business with or is engaged in providing services (at any time during the Restricted Period) that are competitive with Parent Business; provided, however, that nothing herein shall restrict the SpinCo Parties with respect to the acquisition or holding of passive investments of less than 5% of the outstanding stock of any publicly traded company.  As used herein, the term “SpinCo Restricted Area” means any state of the United States or any geographic area within any other country in which any of the SpinCo Parties carries on or engages in business.  In the event of a breach of any of the covenants set forth in this Section 6.6(b), Parent (or its successors or assigns, as applicable) shall be entitled to an injunction against the SpinCo Parties restraining such breach in addition to any other remedies provided by law or equity.  In the event that any covenant in this Section 6.6(b) is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other Governmental Authority, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon the Parent Parties’ activities no greater than allowable under then applicable Law.

6.7Insurance.  After the Closing, for Pre-Separation Insurance Claims that principally relate to the SpinCo Business, SpinCo shall have the right to participate with Parent to resolve such Pre-Separation Insurance Claims under the applicable Parent insurance policies up to the full extent of the applicable and available limits of Liability of such policy.  SpinCo shall have primary control over those Pre-Separation Insurance Claims for which SpinCo, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If SpinCo is unable to assert a Pre-Separation Insurance Claim because it is no longer an “insured” under a Parent insurance policy, then Parent shall assert such claim in its own name and deliver the insurance proceeds to SpinCo. Any insurance proceeds received by Parent for SpinCo shall be for the benefit of SpinCo. Any insurance proceeds received for the benefit of both Parent and SpinCo shall be distributed pro rata based on the respective share of the underlying loss.

6.8Business Software.

Exhibit 10.2

(a)The parties hereto acknowledge and agree that certain components of the Business Software overlap with, and/or are identical to, certain components of a software system retained by Parent and used in connection with the Argus II Retinal Prosthesis System, and, notwithstanding such overlap, the Separation contemplated by this Agreement involves the separation of such software systems.

(b)In accordance with its sole and exclusive ownership of the Business Software, from and after the Closing, SpinCo has, and shall have, the sole right to use, modify, and make improvements upon the Business Software, as it sees fit and without any obligation or duty to account to Parent, and SpinCo shall be the sole and exclusive owner of all such modifications and/or improvements.

ARTICLE VII
CERTAIN TAX MATTERS

7.1Tax Returns.  Except as otherwise provided in Section 7.3:

(a)Parent shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by Parent with respect to the SpinCo Business (including SpinCo) for Tax periods ending on or before the Closing Date or Tax periods ending after the Closing Date that include the SpinCo Business for periods ending on or prior to the Closing Date and, except as otherwise required by applicable Law, Parent shall prepare such Tax Returns in a manner consistent with past practice and shall remit or cause to be remitted all Taxes shown as due on such Tax Returns.

(b)SpinCo shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to SpinCo for Tax periods ending after the Closing Date (other than Tax Returns prepared by Parent pursuant to Section 7.1(a)), and except as otherwise required by applicable Law, SpinCo shall prepare such Tax Returns that relate to a period beginning before the Closing Date in a manner consistent with past practices and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(c)Following the Closing Date, no party shall file any amended Tax Return (unless required by Applicable Law) relating to SpinCo for Tax periods ending on or before the Closing Date, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

7.2Cooperation on Tax Matters; Contests.

(a)SpinCo and Parent shall cooperate in good faith, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Exhibit 10.2

(b)SpinCo and Parent further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)Each party shall have the right to conduct and control in its sole and absolute discretion any audit or dispute with any Taxing Authority relating to any Tax Returns it has the responsibility to file pursuant to this Article VI.

7.3Allocation of Tax Liabilities.

(a)Parent shall be liable for the following Taxes:  (i) Taxes imposed with respect to the SpinCo Business or on the ownership or operation of the Contributed Assets, in each case, with respect to taxable periods ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date (the “Straddle Period”), Taxes imposed on SpinCo which are allocable, pursuant to Section 7.3(c), to the portion of such period ending on the Closing Date, and (iii) Taxes of Parent or any of its Affiliates (other than SpinCo), but excluding any Taxes imposed on the ownership of the Contributed Assets, whether arising out of the transactions contemplated by this Agreement or otherwise, for any and all Tax periods.

(b)SpinCo shall be liable for the following Taxes: (i) Taxes imposed with respect to the SpinCo Business or on the ownership or operation of the Contributed Assets, in each case, with respect to taxable periods beginning on or after the Closing Date and (ii) with respect to a Straddle Period, Taxes imposed on SpinCo which are allocable, pursuant to Section 7.3(c), to the portion of such period beginning after Closing Date.

(c)In the case of Taxes that are payable with respect to the Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible, including wages or payments to other persons but expressly exempting conveyances pursuant to this Agreement), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; provided, however any items determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date by multiplying such amounts by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(ii)in the case of Taxes other than those described in paragraph (i), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period

Exhibit 10.2

ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.3(b) taking into account the type of the Tax to which the refund relates.  In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 7.3(b) shall be computed by reference to the level of such items on the day immediately prior to the Closing Date.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with past practice of Parent.

(d)If SpinCo receives any credit or a refund of Taxes imposed with respect to the SpinCo Business (including SpinCo) (i) for any taxable period ending on or prior to the Closing Date, or (ii) which are allocable, pursuant to Section 7.3(c), to the portion of a Straddle Period ending on or prior the Closing Date, except to the extent any such credit or refund of Taxes (A) solely with respect to SpinCo, results in any amount of Tax that Parent is not liable for under this Agreement, or (B) solely with respect to SpinCo, arises as a result of the carryback of a loss or credit from a Tax period (or portion thereof) beginning after the Closing Date, then SpinCo shall promptly pay or cause to be paid such amount (net of reasonable out-of-pocket costs incurred to obtain the refund) to Parent.  For the avoidance of doubt, SpinCo shall be entitled to waive any carryback of a loss or credit from a Tax period beginning after the Closing Date to the extent permitted by Tax Law.

ARTICLE VIII
RELEASES

8.1Release of Pre-Separation Claims.

(a)Except as otherwise provided in this Agreement or any Ancillary Agreement, Parent, together with its executors, administrators, successors and assigns, does hereby, effective as of the Closing, remise, release and forever discharge SpinCo, its Affiliates and all Persons who at any time prior to the Closing were directors, officers, agents or employees of SpinCo or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from all Liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing.

(b)Except as otherwise provided in this Agreement or any Ancillary Agreement, SpinCo, together with its executors, administrators, successors and assigns, does hereby, effective as of the Effective Time, remise, release and forever discharge Parent, its Affiliates and all Persons who at any time prior to the Closing were stockholders, directors, officers, agents or employees of Parent or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from all Liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing.

Exhibit 10.2

(c)Nothing contained in Section 8.1(a) and Section 8.1(b) shall impair or otherwise affect any right of any Party to enforce this Agreement or any Ancillary Agreement.  In addition, nothing contained in Section 8.1(a) and Section 8.1(b) shall release any party hereto from:

(i)any Liability assumed by, or transferred, or assigned or allocated to, a party hereto or its respective Affiliates pursuant to or contemplated by this Agreement or any Ancillary Agreement;

(ii)any Liability provided in or resulting from any other Contract or understanding that is entered into pursuant to either the terms of the Agreement or any Ancillary Agreement or after the Closing between one Party (and/or a member of such Party’s Affiliates), on the one hand, and the other Party (and/or a member of such Party’s Affiliates), on the other hand; and

(iii)any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties hereto by a third party, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of this Ancillary Agreements.

(d)Each party hereto shall not, and shall not permit any of its Subsidiaries to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party or any member of the other Party’s Affiliates, or any other Person released pursuant to Section 8.1(a) and Section 8.1(b), with respect to any and all Liabilities released pursuant to Section 8.1(a) and Section 8.1(b).  If a Party breaches this Section 8.1(d), such breaching Party shall be liable for all related expenses, including court costs, attorneys’ fees, and all other legal expenses of the other Party.

(e)It is the intent of each Party, by virtue of the provisions of this Section 8.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing, whether known or unknown, between one Party (and/or any Affiliate of such Party) and the other Party (and/or a member of such other Party) (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing), except as otherwise set forth in this Section 8.1.

(f)Each Party hereby acknowledges that it has considered the possibility that it may not now fully know the nature or value of the claims which are generally released pursuant to this Section 8.1 and that such general release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, however arising, and that any and all rights granted to such Party pursuant to Section 1542 of the California Civil Code or any analogous applicable state or federal law or regulation are hereby expressly waived. Said Section 1542 of the Civil Code of the State of California reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS

Exhibit 10.2

SETTLEMENT WITH THE DEBTOR.”

(g)If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 8.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article VII.

(h)At any time, at the request of a Party, each Party shall, and to the extent practicable, cause each other Person on whose behalf it released Liabilities pursuant to this Section 8.1, to execute and deliver releases reflecting the provisions hereof.

8.2Indemnification by SpinCo.  From and after the Closing Date, SpinCo will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless Parent and its Affiliates from and against, and will reimburse, any and all losses that result from, relate to or arise out of the Assumed Liabilities, including the failure of SpinCo to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full any such Assumed Liabilities.

8.3Indemnification by Parent.  From and after the Closing Date, Parent will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless SpinCo and its Affiliates from and against, and will reimburse, any and all losses that result from, relate to or arise out of the Excluded Liabilities, including the failure of Parent to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full any such Excluded Liabilities.

ARTICLE IX
MISCELLANEOUS

9.1Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid, and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile to the applicable party at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Parent:

Parent, Inc.

[________________]

If to SpinCo:

[________________]

Exhibit 10.2

9.2Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent and SpinCo shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

9.3Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including all exhibits hereto, the Schedules and the Ancillary Agreements constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof and do not, and are not intended to, confer upon any other Person any rights or remedies hereunder.

9.4Amendment; Waiver.  This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

9.5Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors and permitted assigns. Notwithstanding the foregoing, neither party may sell, transfer or assign, by operation of law, merger or otherwise, in whole or in part, its rights or obligations hereunder without the consent of the other party, which consent shall not be unreasonably withheld.

9.6Governing Law; Jurisdiction and Venue: Attorneys’ Fees.  Any and all claims, disputes or controversies in any way arising out of or relating to (a) this Agreement, (b) any breach, termination or validity of this Agreement, (c) the transactions contemplated hereby or (d) any discussions or communications relating in any way to this Agreement or the transactions contemplated hereby (the “Transaction Matters”), and the existence or validity of any and all defenses to such claims, disputes or controversies, shall be governed and resolved exclusively by the Laws of the State of Delaware, notwithstanding the existence of any conflict of laws principles that otherwise would dictate the application of any other jurisdiction’s Law.  Each party irrevocably and unconditionally waives any right to object to the application of the Laws of the State of Delaware or argue against its applicability to any of the matters referenced in the immediately preceding sentence.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and agrees that service of process to such party’s address set forth on the signature to this Agreement (as may be updated from time-to-time by written notice to the other Party in accordance with Section 8.1 (Notices)) will constitute effective service within Delaware and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  In the event of any litigation between the parties, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in addition to such other relief as the court may award.

Exhibit 10.2

9.7Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

9.8Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including delivery by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

Second Sight Medical Products Inc.

By:

Name:

Title:

[Subsidiary]

By:

Name:

Title:

Pixium Vision

By:

Name:

Title: